For Immediate Release www.fairchildsemi.com
June 1, 2005

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Investor Relations:

Dan Janson

207-775-8660

investor@fairchildsemi.com

Public Relations Firm:

Barbara Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Updates Guidance
for the Second Quarter

South Portland, ME — Fairchild Semiconductor (NYSE: FCS), the leading supplier of high performance products that optimize power, today reduced guidance for second quarter 2005 sales to be flat to down slightly from the prior estimate of flattish due primarily to our efforts to lower distribution inventory. Fairchild also reduced its forecast for gross margins from flat to slightly higher to now be 100 – 200 basis points lower sequentially.

“Bookings and turns, orders booked with delivery requested for the current quarter, in May were slightly lower than April and below expectations,” said Mark Thompson, Fairchild’s new president and CEO. “We believe much of this softness is due to the higher than normal inventory position we had in the distribution channel entering the quarter. In the first few weeks in my new role as president and CEO of Fairchild, we’ve focused on this issue and my leadership team and I are intent on systematically improving our management of distribution re-sales and inventories. In response to the lower order rates, we’re further reducing factory loadings in order to stay on our plan to maintain or reduce our internal inventories. Our reduced margin guidance is driven equally by the impact of reduced factory loadings and lower than expected margin on turns orders.

“We’re working very closely with the handful of Asian distributors that have inventories above our target levels and are pleased with their progress,” stated Thompson. “We expect our combined efforts will drive overall distribution inventories lower this quarter through a combination of constraining our shipments into the channel plus higher re-sales by our distributors, which we already have seen so far this quarter. We believe the programs we’re initiating will enable us to increase re-sales, which combined with disciplined sales into the channel, will allow us to reach our target distribution inventory levels by the end of 2005.

“Turning to our end markets, we’ve seen the strongest demand for products going into power supply, battery charger and handset applications,” stated Thompson. “Order rates for analog power products that support the computing end markets have been the softest so far this quarter, which reflects our efforts to reduce inventories in the Asian distribution channel. From a product line perspective, our strongest demand is in the signal path analog business, driven by video filters and analog switches, and high power switches that support the consumer and industrial end markets.

“Pricing trends are similar to the first quarter, most aggressive for standard products and low power switches which have better availability and the shortest lead times,” said Thompson. “We continue to experience less price pressure on our analog products and high power switches.

“Our immediate focus is on reducing inventories internally and in the distribution channel while preparing for what we expect to be stronger demand in the latter part of 2005,” stated Thompson. “My leadership team and I are working through a variety of actions we expect will reduce our costs, allow us to increase investments and product development in our analog and power business, and improve gross margins and earnings in the longer term. We’ll be discussing these plans during our analyst day on June 22nd and throughout the coming months. We’re committed to putting Fairchild on a course to stronger, more profitable growth through higher value analog and power products.”

Fairchild expects to report its second quarter financial results before the market opens on July 14, 2005.

Special Note on Forward-Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and are available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.